Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NetSuite Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-164864, 333-157307, 333-153039, and 333-148290) on Form S-8 of NetSuite Inc. of our report dated March 12, 2010, with respect to the consolidated balance sheets of NetSuite Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, convertible preferred stock and total equity/(deficit), and cash flows for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 10-K of NetSuite Inc.

Our report on the consolidated financial statements refers to retrospective changes in NetSuite Inc. and subsidiaries’ presentation of noncontrolling interests due to the adoption of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements (included in FASB ASC Topic 810, Consolidation), as of January 1, 2009. In addition, our report on the consolidated financial statements refers to changes in NetSuite Inc. and subsidiaries’ method of accounting for business combinations due to the adoption of FASB Statement No. 141R, Business Combinations (included in FASB ASC Topic 805, Business Combinations), as of January 1, 2009.

/s/    KPMG LLP

Mountain View, California

March 12, 2010